UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 27, 2008

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AMERALIA, INC.
(Exact name of registrant as specified in its charter)

Utah	0-15474	87-0403973
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or organization)		Identification No.)

9233 Park Meadows Drive, Suite 431, Lone Tree, Colorado 80124
(Address of principal executive offices) (Zip Code)

(720) 876 2373
(Registrant’s telephone number, including area code)

20971 E. Smoky Hill Road, Centennial, Colorado  80015
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement
Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02     Unregistered Sales of Equity Securities

On May 27, 2008, we borrowed $465,000 and issued a promissory note to Sentient USA Resources Fund, L.P. (“Sentient”).  We then made a capital contribution of the proceeds from the loan to Natural Soda Holdings, Inc., our wholly-owned subsidiary (“NSHI”).  NSHI then made a capital contribution of the proceeds to Natural Soda, Inc. (“NSI”).  NSHI owns 46.5% of the outstanding capital stock of NSI.  Simultaneously, Sentient made a capital contribution of $535,000 to NSI.  Sentient owns 53.5% of the outstanding capital stock of NSI.  NSI intends to use the proceeds from these capital contributions for capital improvements at its sodium bicarbonate plant in the Piceance Basin.

The loan from Sentient will bear interest at six percent per annum and is payable on July 31, 2007.  The note evidencing the loan is convertible by Sentient into shares of AmerAlia at $0.36 per share.  Interest accrues monthly and is also convertible into equity at $0.36 per share.

In addition, on May 27, 2008 our previously announced promissory note issued to Sentient on August 24, 2007 with a principal amount of $350,000 was amended to extend the maturity date to July 31, 2008.

Item 1.01    Entry into a Material Definitive Agreement
Item 8.01            Other Events

Sale of Debenture

On May 27, 2008, effective October 31, 2007, NSI assigned its Secured Series A 10% Debenture Due September 30, 2005 (the “Soda Debenture”) issued by NSHI with a principal amount of $750,000 along with all accrued interest through October 31, 2007 to Sentient in consideration for $1,021,215.  As holder of the Soda Debenture, Sentient will receive all interest accruing on the Soda Debenture after October 31, 2007.  NSHI is not current in the payment of interest or the repayment of principal under the Soda Debenture.

NSI intends to use the proceeds from the assignment of the Soda Debenture for working capital.

Sale of Interest

On May 27, 2008, effective March 31, 2008, AmerAlia and Sentient assigned all accrued interest owed on their Secured Series A 10% Debentures due September 30, 2005 (the “Series A Debentures”) issued by NSHI with an aggregate principal amount of $10,125,000 to Sentient Global Resources Fund III, LP (“Sentient III”).  In consideration for the assignment of the accrued interest on the Series A Debentures, AmerAlia received $1,406,875 from Sentient III and Sentient received $2,076,334 from Sentient III.  Both Sentient and AmerAlia continue to hold the underlying Series A Debentures and the right to accrued interest and such debentures will continue to accrue interest after March 31, 2008.  NSHI is not current in the payment of interest or the repayment of principal under the Series A Debentures.

AmerAlia intends to use the proceeds from the sale of the interest on the Series A Debentures to repay accrued interest owed by it to the holders of its Series A Debenture Secured Promissory Notes (the “Series A Notes”) which have an aggregate principal amount corresponding approximately to the aggregate principal amount of the Series A Debentures held by AmerAlia.

A number of our executive officers and directors and their affiliates hold Series A Notes and will receive their pro rata portion of the interest paid on the Series A Notes.  Those amounts are as follows:

Name	Series A Note Principal	Interest Paid
Karen O. Woolard, spouse of Robert C. Woolard, Director	$1,000,000	$325,000
James V. Riley, Director	500,000	162,500
J. Jeffrey Geldermann, Director	300,000	95,218
Ahciejay Pty Ltd, an affiliate of Robert van Mourik, CFO and EVP	140,000	42,306
Gunn Development Pty Ltd, and affiliate of Bill H Gunn, Chairman & CEO	60,000	18,131

Recapitalization

We continue to discuss with Sentient plans to recapitalize the investments originally made by Sentient (including the remaining debentures referenced above, the interests purchased from the Mars Trust and the 53.5% of the common stock of NSI now owned by Sentient).  We have discussed various alternatives for restructuring, including exchanging some or all of the securities Sentient owns for other securities of AmerAlia, NSHI, and/or NSI.  Any restructuring transaction is contingent on AmerAlia becoming current with its filing requirements with the Securities and Exchange Commission.  There is no assurance that the discussions will result in any agreement.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERALIA, INC.
(Registrant)

Date: June 2, 2008	By: /s/ Robert van Mourik
Name: Robert van Mourik
Title: Chief Financial Officer